Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES NEW DIRECTOR

RADNOR, PA., January 3, 2006 - Penn Virginia Corporation (NYSE: PVA) announced today that Philippe van Marcke de Lummen was elected to the Company's Board of Directors.

In 2005, Mr. van Marcke became an advisor to Cheniere Energy, Inc. (AMEX:LNG), a Houston-based energy company engaged primarily in the construction and operation of LNG terminals located along the Gulf Coast and, to a lesser extent, oil and gas exploration and development in the Gulf of Mexico. From 1984 to 2005, Mr. van Marcke served in several capacities with members of the SUEZ (NYSE: SZE) Group, an international group of companies engaged in the electricity, gas, energy services, water and waste services businesses, including as Chairman of Tractebel LNG Trading S.A. and President and CEO of Tractebel LNG Ltd.

A. James Dearlove, Penn Virginia President and Chief Executive Officer, said, "Penn Virginia is very pleased to announce the addition of Mr. van Marcke to our Board of Directors. His extensive knowledge and experience in the energy business should be extremely beneficial as we continue to execute our growth strategy."

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Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company's website at www.pennvirginia.com.